Exhibit 5.1

[AKERMAN SENTERFITT LETTERHEAD]

April 13, 2005

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Ladies and Gentlemen:

We have acted as counsel to SBA Communications Corporation, a Florida corporation (the “Issuer”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Issuer of up to $250,000,000 aggregate principal amount of the Issuer’s 8½% Senior Notes due 2012 (the “New Notes”). The New Notes will be issued under an Indenture (the “Indenture”), dated as of December 14, 2004, between the Issuer and U.S. Bank National Association, as Trustee (the “Trustee”). The New Notes will be offered by the Issuer in exchange for $250,000,000 aggregate principal amount of its outstanding 8½% Senior Notes due 2012 (the “Old Notes”).

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Issuer as in our judgment are necessary or appropriate for purposes of this opinion. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing examination, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Old Notes, the New Notes will constitute valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, arrangement, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally and general principals of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ AKERMAN SENTERFITT